Exhibit 99.1

FOR IMMEDIATE RELEASE October 24, 2007

StanCorp Financial Group, Inc. Reports Third Quarter 2007 Earnings

PORTLAND, Ore. — October 24, 2007 — StanCorp Financial Group, Inc. (NYSE: SFG) today reported net income for the third quarter of 2007 of $1.29 per diluted share, compared to $1.01 per diluted share for the third quarter of 2006. Net income for the same periods was $66.6 million and $54.7 million, respectively. After-tax net capital losses were $0.2 million for the third quarter of 2007, compared to after-tax net capital gains of $1.4 million for the third quarter of 2006.

Net income excluding after-tax net capital gains and losses increased 31.6% to $1.29 per diluted share for the third quarter of 2007, compared to $0.98 per diluted share for the third quarter of 2006 (see discussion of non-GAAP financial measures below). The increase in net income per diluted share for the third quarter of 2007 compared to the same period of 2006 reflected premium growth, comparatively favorable claims experience for the group and individual disability insurance businesses and a 2.6 million reduction in diluted weighted-average shares outstanding.

“We are pleased with our third quarter financial results, which reflect very favorable claims experience,” said Eric E. Parsons, chairman, president and chief executive officer. “On a year-to-date basis our claims are well within our expected range, and when that is coupled with strong sales and improving premium growth we believe we are on track to generate solid returns for shareholders in 2007.”

Operating expenses for the third quarter of 2007 were $106.7 million, compared to $93.2 million for the third quarter of 2006. The increased expenses primarily were related to business growth as well as costs associated with the acquisition and operations of DPA, Inc., a third party retirement plan administrator, and non-compensation costs related to higher sales in our group insurance business.

Year-to-Date

Net income for the first nine months of 2007 was $3.14 per diluted share, compared to net income of $2.48 per diluted share for the first nine months of 2006. Net income for these same periods was $167.0 million and $136.3 million, respectively. After-tax net capital gains for the first nine months of 2007 were $0.8 million, compared to after-tax net capital losses of $0.6 million for the first nine months of 2006.

Net income excluding after-tax net capital gains and losses for the first nine months of 2007 was $3.13 per diluted share, compared to $2.49 per diluted share for the first nine months of 2006. The increase in net income per diluted share for the first nine months of 2007 compared to the same period for 2006 primarily was due to premium growth and comparatively favorable claims experience in our Insurance Services segment as well as growth in assets under administration and increased commercial mortgage loan originations for the Asset Management segment. Consolidated premium growth between the same comparative periods was 6.9% and revenue growth for the Asset Management segment was 33.6%.

Guidance

The Company expects to meet or exceed its 2007 premium growth guidance, which was in the range of 4% to 6%.

The Company also expects to meet or exceed its long-term financial objectives in 2007, including:

•	Growth in earnings per share, excluding after-tax net capital gains and losses in the range of 12% to 15%,

•	A return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income (loss) from equity, in the range of 14 to 15%, and

•	Growth in assets under administration in the range of 10% to 15%, excluding acquisitions.

Business Segments

Insurance Services

The Insurance Services segment reported income before income taxes of $93.3 million for the third quarter of 2007, compared to $74.3 million for the third quarter of 2006. Results for the third quarter of 2007 were affected by premium growth and comparatively favorable claims experience in the group insurance and individual disability businesses.

Premiums for the Insurance Services segment increased 8.9% to $520.6 million for the third quarter of 2007, compared to $478.0 million for the third quarter of 2006.

Sales for group insurance products, reported as annualized new premiums, were $124.9 million and $56.7 million for the third quarters of 2007 and 2006, respectively.

The benefit ratio for group insurance products for the third quarter of 2007 was 75.5%, compared to 78.7% for the third quarter of 2006. The benefit ratio for the first nine months of 2007 was 78.0%, and was within the Company’s estimated annual range of 77.5% to 79.5%. Claims experience can fluctuate widely from quarter to quarter and tends to be more stable when measured over a longer period of time.

The benefit ratio for individual disability insurance was 67.4% for the third quarter of 2007, compared to 72.2% for the third quarter of 2006. Because of the relatively small block of individual disability insurance, the benefit ratio for this business tends to fluctuate more significantly on a quarterly basis than that of the group insurance business.

The discount rate used in the third quarter of 2007 for newly-established long term disability claim reserves remained unchanged from the second quarter of 2007 at 5.50%.

Asset Management

Income before income taxes remained unchanged at $11.1 million for the third quarter of 2007 compared to the third quarter of 2006.

Revenues for this segment increased 14.1% to $75.9 million for the third quarter of 2007, compared to $66.5 million for the third quarter of 2006, primarily reflecting fees earned from higher assets under administration.

Assets under administration for the Asset Management segment, which includes retirement plans, individual annuities and outside managed commercial mortgage loans, increased $3.4 billion or 18.0% to $22.4 billion at September 30, 2007 compared to December 31, 2006. Growth in assets under administration was attributable to the July 2007 acquisition of DPA, Inc., which added approximately $1.7 billion to assets under administration, as well as continued deposit growth and strong customer retention in the retirement plans business. Growth in mortgage loans managed for other investors also contributed to growth in assets under administration.

StanCorp Mortgage Investors originated $328.7 million and $286.7 million of commercial mortgage loans for the third quarters of 2007 and 2006, respectively. The increase in originations primarily was due to favorable interest rate conditions, distribution channel growth and increased demand from borrowers for fixed-rate commercial mortgage loans. Mortgage loans managed for other investors were $1.8 billion at September 30, 2007, a 24.6% increase compared to December 31, 2006.

Other

The Other category includes net capital gains and losses, return on capital not allocated to the product segments, holding company expenses, interest on debt, and adjustments made in consolidation. The Other category reported a loss before income taxes of $6.3 million for the third quarter of 2007, compared to a loss before income taxes of $3.0 million for the same period of 2006. The loss before income taxes for the third quarter of 2007 included net capital losses of $0.4 million, compared to net capital gains of $2.1 million for the third quarter of 2006. Net investment income increased $4.5 million for the third quarter of 2007 compared to the third quarter of 2006 primarily due to investment income related to proceeds from the issuance of debt in the second quarter of 2007. Interest expense increased $5.6 million primarily due to $300 million of debt issued at the end of May 2007.

Investments

At September 30, 2007, the Company’s investment portfolio consisted of approximately 57.4% fixed maturity securities, 41.4% commercial mortgage loans, and 1.2% in short-term investments and real estate. The overall rating of the fixed maturity securities portfolio was A+ (Standard & Poor’s) at September 30, 2007.

Commercial mortgage loan prepayment fees were $2.3 million for the third quarters of 2007 and 2006.

Shares Outstanding

Diluted weighted-average shares outstanding for the third quarters of 2007 and 2006 were 51.8 million and 54.4 million, respectively. During the third quarter of 2007, the Company repurchased 3.1 million shares at a total cost of $149.0 million, a volume weighted-average price of $47.51 per common share. At September 30, 2007, the Company had approximately 2.3 million shares remaining under its repurchase program, which expires December 31, 2008.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and accumulated other comprehensive income (loss) are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income (loss) from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both measures gives investors a broader understanding of return on equity. Measuring return on average equity without accumulated other comprehensive income (loss) excludes the effect of market value fluctuations of the Company’s fixed maturity securities primarily associated with changes in interest rates. Management believes that measuring return on average equity without accumulated other comprehensive income (loss) is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in accumulated other comprehensive income (loss) are ultimately realizable. Furthermore, for the purpose of calculating this ratio, management believes exclusion of other comprehensive income (loss) provides investors a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate, StanCorp Equities, and StanCorp Trust Company — is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 8.6 million customers nationwide as of September 30, 2007, with group and individual disability insurance, group life, AD&D and dental insurance, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call to review StanCorp’s third quarter 2007 results on October 25, 2007, at noon Eastern time (9:00 a.m. Pacific time). To listen to the live webcast of this conference call, logon to www.stancorpfinancial.com/investors. Windows Media Player™ will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through December 14, 2007.

A telephone replay of the conference call will also be available approximately two hours after the conference call by dialing (800) 642-1687 or (706) 645-9291 and entering conference identification number 17496576. The replay will be available through November 2, 2007.

Forward-Looking Information

Some of the statements contained in this earnings release, including those relating to the Company’s strategy and growth prospects and other statements that are predictive in nature, that depend on or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical facts but instead represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve uncertainties that are difficult to predict, which may include, but are not limited to, the factors discussed below. As a provider of financial products and services, the Company’s results of operations may vary significantly in response to economic trends, interest rate changes, investment performance and claims experience. Caution should be used when extrapolating historical results or conditions to future periods.

The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements and, given these uncertainties or circumstances, readers are cautioned not to place undue reliance on such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements: (i) growth of sales, premiums and annuity deposits; (ii) growth in assets under administration including performance of equity investments in the separate account; (iii) availability of capital required to support business growth and the effective utilization of excess capital; (iv) achievement of anticipated levels of operating expenses; (v) benefit ratios, including changes in claims incidence, severity and recovery; (vi) levels of persistency; (vii) adequacy of reserves established for future policy benefits; (viii) credit quality of the holdings in our investment portfolios; (ix) experience in delinquency rates or loss experience in our commercial mortgage loan portfolio; (x) concentration of commercial mortgage loan assets collateralized in California; (xi) environmental liability exposure resulting from commercial mortgage loan and real estate investments; (xii) the effect of changes in interest rates on reserves, policyholder funds, investment income and commercial mortgage loan prepayment fees; (xiii) the condition of the economy and expectations for interest rate changes; (xiv) the impact of rising benefit costs on employer budgets for employee benefits; (xv) integration and performance of business acquired through reinsurance or acquisition; (xvi) competition from other insurers and financial services companies, including the ability to competitively price our products; (xvii) financial strength and credit ratings; (xviii) changes in the regulatory environment at the state or federal level or changes in U.S. GAAP accounting principals, practices or policies; (xix) findings in litigation or other legal proceedings; (xx) receipt of dividends from, or contributions to, our subsidiaries; (xxi) adequacy of the diversification of risk by product offerings and customer industry, geography and size; (xxii) adequacy of asset/liability management; (xxiii) concentration of risk, especially inherent in group life products; (xxiv) ability of reinsurers to meet their obligations; (xxv) availability, adequacy, and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred; (xxvi) losses from a disease pandemic; (xxvii) events of terrorism, natural disasters, or other catastrophic events; and (xxviii) changes in federal or state income taxes.

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Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

E-mail: jhallin@standard.com

Corporate Information

Jodi Jordan

(971) 321-7405

E-mail: jjordan@standard.com

StanCorp Financial Group, Inc.

Consolidated Statements of Income and Comprehensive Income

(Dollars in millions - except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	Unaudited		Unaudited
Revenues:
Premiums:
Insurance Services	$520.6	$478.0	$1,523.3	$1,428.6
Asset Management	1.6	1.4	9.0	5.2

Total premiums	522.2	479.4	1,532.3	1,433.8

Administrative fees:
Insurance Services	2.3	2.1	6.2	6.7
Asset Management	31.0	25.5	87.8	51.2
Other	(3.1)	(2.5)	(8.9)	(7.3)

Total administrative fees	30.2	25.1	85.1	50.6

Net investment income:
Insurance Services	82.0	79.4	243.1	233.4
Asset Management	43.3	39.6	128.2	112.0
Other	6.0	1.5	14.0	11.5

Total net investment income	131.3	120.5	385.3	356.9
Net capital gains (losses)	(0.4)	2.1	1.2	(0.9)

Total revenues	683.3	627.1	2,003.9	1,840.4

Benefits and expenses:
Benefits to policyholders	389.4	374.1	1,181.3	1,141.8
Interest credited	28.8	25.3	82.4	71.6
Operating expenses	106.7	93.2	318.7	269.0
Commissions and bonuses	49.5	45.5	145.9	136.4
Premium taxes	8.8	9.2	27.0	26.0
Interest expense	10.1	4.5	20.9	13.4
Net increase in deferred acquisition costs, value of business acquired and intangibles	(8.1)	(7.1)	(23.2)	(25.4)

Total benefits and expenses	585.2	544.7	1,753.0	1,632.8

Income (loss) before income taxes:
Insurance Services	93.3	74.3	232.8	189.4
Asset Management	11.1	11.1	33.7	28.1
Other	(6.3)	(3.0)	(15.6)	(9.9)

Total income before income taxes	98.1	82.4	250.9	207.6
Income taxes	31.5	27.7	83.9	71.3

Net income	66.6	54.7	167.0	136.3

Other comprehensive income (loss), net of tax:
Unrealized gains or losses on securities available-for-sale:
Unrealized capital gains (losses) on securities available-for-sale, net	30.5	74.1	(15.7)	(34.2)
Reclassification adjustment for net capital (gains) losses included in net income, net	0.2	(0.4)	(1.6)	(1.3)
Defined benefit retirement plans:
Prior service cost arising during the period, net	—	—	(1.4)	—
Reclassification adjustment for amortization to net periodic pension cost, net	0.3	—	0.8	—

Total	31.0	73.7	(17.9)	(35.5)

Comprehensive income	$97.6	$128.4	$149.1	$100.8

Net income per common share:
Basic	$1.30	$1.02	$3.17	$2.51
Diluted	1.29	1.01	3.14	2.48

Weighted-average common shares outstanding:
Basic	51,305,372	53,885,501	52,635,481	54,306,141
Diluted	51,785,108	54,410,978	53,150,975	54,919,742

StanCorp Financial Group, Inc.

Consolidated Balance Sheets

(Dollars in millions)

	September 30, 2007	December 31, 2006
	Unaudited
Assets:
Investments:
Fixed maturity securities	$4,970.5	$4,786.0
Short-term investments	32.9	—
Commercial mortgage loans, net	3,580.7	3,316.0
Real estate, net	70.8	89.9
Policy loans	4.0	4.0

Total investments	8,658.9	8,195.9
Cash and cash equivalents	143.7	56.0
Premiums and other receivables	114.9	99.2
Accrued investment income	98.5	89.5
Amounts recoverable from reinsurers	926.1	913.6
Deferred acquisition costs, value of business acquired, intangibles and goodwill, net	313.3	342.7
Property and equipment, net	124.0	84.6
Deferred tax assets, net	3.2	—
Other assets	29.2	24.6
Separate account assets	4,437.2	3,832.5

Total assets	$14,849.0	$13,638.6

Liabilities and equity:
Liabilities:
Future policy benefits and claims	$5,090.7	$4,927.6
Other policyholder funds	3,108.7	2,937.8
Deferred tax liabilities	—	22.9
Short-term debt	3.9	2.4
Long-term debt	562.7	261.1
Other liabilities	249.1	189.8
Separate account liabilities	4,437.2	3,832.5

Total liabilities	13,452.3	12,174.1

Contingencies and commitments

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized;
49,828,134 and 53,592,178 shares issued at September 30, 2007 and December 31, 2006, respectively	302.4	479.9
Accumulated other comprehensive loss	(26.0)	(8.1)
Retained earnings	1,120.3	992.7

Total shareholders’ equity	1,396.7	1,464.5

Total liabilities and shareholders’ equity	$14,849.0	$13,638.6

StanCorp Financial Group, Inc.

Statistical and Operating Data at or for the Periods Indicated

(Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	Unaudited		Unaudited
Benefit ratio:
% of total revenues:
Group Insurance (including interest credited)	65.7%	68.1%	67.9%	69.0%
Individual Disability Insurance	49.6	51.9	49.3	59.1
Insurance Services segment (including interest credited)	64.5	66.9	66.5	68.3
% of total premiums:
Group Insurance (including interest credited)	75.5%	78.7%	78.0%	79.5%
Individual Disability Insurance	67.4	72.2	68.1	83.3
Insurance Services segment (including interest credited)	74.9	78.3	77.4	79.8

Reconciliation of non-GAAP financial measures:
Net income	$66.6	$54.7	$167.0	$136.3
After-tax net capital gains (losses)	(0.2)	1.4	0.8	(0.6)

Net income excluding after-tax net capital gains (losses)	$66.8	$53.3	$166.2	$136.9

Net capital gains (losses)	$(0.4)	$2.1	$1.2	$(0.9)
Taxes on net capital gains (losses)	(0.2)	0.7	0.4	(0.3)

After-tax net capital gains (losses)	$(0.2)	$1.4	$0.8	$(0.6)

Diluted earnings per common share:
Net income	$1.29	$1.01	$3.14	$2.48
After-tax net capital gains (losses)	—	0.03	0.01	(0.01)

Net income excluding after-tax net capital gains (losses)	$1.29	$0.98	$3.13	$2.49

Shareholders’ equity			$1,396.7	$1,462.3
Accumulated other comprehensive income (loss)			(26.0)	24.3

Shareholders’ equity excluding accumulated other comprehensive income (loss)			$1,422.7	$1,438.0

Net income return on average equity			15.6%	12.6%
Net income return on average equity (excluding accumulated other comprehensive income (loss))			15.4	13.0
Net income return on average equity (excluding after-tax net capital gains (losses) and accumulated other comprehensive income (loss))			15.3	13.1

Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes	$99.4	$70.7	$213.3	$182.7
Net gain from operations after federal income taxes and before net realized capital gains (losses)	61.7	45.2	136.0	114.8

			September 30, 2007	December 31, 2006
			Unaudited
Capital and surplus			$992.8	$967.5
Asset valuation reserve			99.2	96.6